As filed with the Securities and Exchange Commission on April 4, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IGNYTA, INC.

(Exact name of registrant as specified in its charter)

Nevada	59-3564984
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11095 Flintkote Avenue, Suite D

San Diego, California 92121

(858) 255-5959

(Address of Principal Executive Offices)

IGNYTA, INC. AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

IGNYTA, INC. EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

(Full Title of the Plans)

Jonathan E. Lim, M.D.

President and Chief Executive Officer

Ignyta, Inc.

11095 Flintkote Avenue, Suite D

San Diego, California 92121

(858) 255-5959

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Cheston J. Larson, Esq.

Latham & Watkins, LLP

12670 High Bluff Drive

San Diego, California 92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.00001 par value	1,643,488 shares (2)	$5.94 (3)	$9,762,319	$1,257.39
Common stock, $0.00001 par value	1,000,000 shares (4)	$8.355 (5)	$8,355,000	$1,076.12

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	Represents 1,643,488 shares of common stock subject to outstanding awards under the Ignyta, Inc. Amended and Restated 2011 Stock Incentive Plan, as amended (the “Stock Plan”).
(3)	This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $5.94, which is the weighted average exercise price of outstanding awards granted under the Stock Plan.
(4)	Represents 1,000,000 shares of common stock available for future issuance under the Ignyta, Inc. Employment Inducement Incentive Award Plan.
(5)	This estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $8.355, which is the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Capital Market on March 31, 2014.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Ignyta, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on March 14, 2014 relating to the registration statement on Form S-1, as amended (Registration No. 333-194241), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)	The Registrant’s Annual Report on Form 10-K filed on February 28, 2014, and the Registrant’s Current Reports on Form 8-K filed on January 6, 2014, January 15, 2014, February 3, 2014, February 6, 2014, February 19, 2014, February 28, 2014 and April 1, 2014.

(c)	The description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A (Registration No. 001-36344), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 11, 2014, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Notwithstanding the foregoing, under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Nevada Revised Statutes empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Under applicable provisions of the Nevada Revised Statutes, our articles of incorporation, bylaws or any separate agreement may provide for our payment of expenses incurred by any such director or officer in advance of the final disposition of the applicable action, suit or proceeding, upon delivery by such director or officer of an undertaking to repay all amounts so advanced if it is ultimately determined that the director or officer is not entitled to be indemnified by us.

Our Amended and Restated Articles of Incorporation provide for indemnification of our directors and officers substantially identical in scope to that permitted under applicable Nevada law. Our Amended and Restated Articles of Incorporation also provide that the expenses of our directors and officers incurred in defending any applicable action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, provided that the required undertaking by the director or officer is delivered to us.

We have also entered into separate indemnification agreements with each of our current directors and executive officers consistent with Nevada law and in the form approved by our Board of Directors and our stockholders. Those indemnification agreements require that under the circumstances and to the extent provided for therein, we indemnify such persons to the fullest extent permitted by applicable law against certain expenses incurred by any such person as a result of such person being made a party to certain actions, suits and proceedings by reason of the fact that such person is or was a director, officer, employee or agent of our company, any entity that was a predecessor corporation of our company or any of our affiliates. The rights of each person who is a party to such an indemnification agreement are in addition to any other rights such person may have under applicable Nevada law, our Amended and Restated Articles of Incorporation, our Bylaws, any other agreement, a vote of our stockholders, a resolution adopted by our Board of Directors or otherwise.

We also maintain a customary insurance policy that indemnifies our directors and officers against various liabilities, including liabilities arising under the Securities Act, that may be incurred by any director or officer in his or her capacity as such.

At present, there is no pending litigation or proceeding involving any of our directors or officers for which indemnification is sought, nor are we aware of any threatened litigation that is likely to result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index on page 6 is incorporated herein by reference as the list of exhibits required as part of this registration statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 4, 2014.

IGNYTA, INC.

By:	/s/ Jonathan E. Lim, M.D.
Jonathan E. Lim, M.D.
President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Jonathan E. Lim, M.D. and Zachary Hornby, jointly and severally, his attorneys-in-fact, each with the full power of substitution, for him in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan E. Lim, M.D. Jonathan E. Lim, M.D.	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 4, 2014

/s/ Zachary Horbny Zachary Hornby	Chief Financial Officer and Vice President, Corporate Development (Principal Financial and Accounting Officer)	April 4, 2014

/s/ Alexander Casdin Alexander Casdin	Director	April 4, 2014

/s/ Heinrich Dreismann Ph.D. Heinrich Dreismann, Ph.D.	Director	April 4, 2014

/s/ James Freddo, M.D. James Freddo, M.D.	Director	April 4, 2014

/s/ James Bristol, Ph.D. James Bristol, Ph.D.	Director	April 4, 2014

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

3.1	Amended and Restated Articles of Incorporation of Ignyta, Inc., as amended by Certificate of Amendment to Articles of Incorporation of Ignyta, Inc.	8-K	333- 183886	3.1	11/1/2013

3.2	Bylaws of Ignyta, Inc.	S-1	333- 183886	3.2	9/13/2012

4.1	Form of Common Stock Certificate	8-K	333-183886	4.1	11/1/2013

5.1	Opinion of McDonald Carano Wilson LLP					X

10.1	Ignyta, Inc. Amended and Restated 2011 Stock Incentive Plan	8-K	333-183886	10.1	11/1/2013

10.2	Amendment No. 1 to the Ignyta, Inc. Amended and Restated 2011 Stock Incentive Plan	8-K	333-183886	10.2	12/19/2013

10.3	Ignyta, Inc. Employment Inducement Incentive Award Plan	8-K	001-36344	10.1	4/1/2014

23.1	Consent of Mayer Hoffman McCann P.C., independent registered public accounting firm					X

23.2	Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X